Exhibit 23


                         Consent of Independent Auditors



The Board of Directors
Riggs Bank N.A.


The Administrative Committee
Riggs Bank N.A. 401(k) Plan:


We consent to incorporation by reference in the previously filed registration statement No. 33-52451 on Form S-8 of Riggs National Corporation of our report dated June 20, 2002, relating to the statement of assets available for benefits of the Riggs Bank N.A 401(k) Plan as of December 31, 2001, and the related statement of changes in assets available for benefits for the year then ended, which report is included in this annual report on Form 11-K.


                                  /s/ KPMG LLP


McLean, Virginia
June 26, 2002